EXHIBIT 99.1

WTW Reports First Quarter 2024 Earnings

  Revenue1 increased 4% to $2.3 billion for the quarter with organic growth of 5% for the quarter
  Diluted Earnings per Share were $1.83 for the quarter, down 3% over prior year
  Adjusted Diluted Earnings per Share were $3.29 for the quarter, up 16% from prior year
  Operating Margin was 12.0% for the quarter, down 70 basis points from prior year
  Adjusted Operating Margin was 20.6% for the quarter, up 200 basis points from prior year

LONDON, April 25, 2024 (GLOBE NEWSWIRE) -- WTW (NASDAQ: WTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the first quarter ended March 31, 2024.

“We started 2024 with solid first quarter results that, together with our robust pipeline and continued progress transforming our businesses, position us well to achieve our goals for the year,” said Carl Hess, WTW’s Chief Executive Officer. “Our successful strategic execution and strong demand for our industry-leading solutions drove healthy organic growth, with solid margins and earnings per share. We also maintained our disciplined approach to capital allocation, with $101 million of share repurchases during the quarter. Looking ahead, we are confident in our ability to deliver on our commitments, backed by our focus on strategic growth initiatives and operating efficiency.”

Consolidated Results

As reported, USD millions, except %

Key Metrics	Q1-24	Q1-23	Y/Y Change
Revenue[1]	$2,341	$2,244	Reported 4% | CC 4% | Organic 5%
Income from Operations	$280	$285	(2)%
Operating Margin %	12.0%	12.7%	(70) bps
Adjusted Operating Income	$483	$418	16%
Adjusted Operating Margin %	20.6%	18.6%	200 bps
Net Income	$194	$206	(6)%
Adjusted Net Income	$341	$306	11%
Diluted EPS	$1.83	$1.88	(3)%
Adjusted Diluted EPS	$3.29	$2.84	16%

[1]	The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. This excludes reinsurance revenue which is reported in discontinued operations. The segment discussion is on an organic basis.

Revenue was $2.34 billion for the first quarter of 2024, an increase of 4% as compared to $2.24 billion for the same period in the prior year. Foreign currency did not meaningfully impact the revenue increase for the quarter. On an organic basis, revenue increased 5%. See Supplemental Segment Information on page 8 for additional detail on book-of-business settlements and interest income included in revenue.

Net Income for the first quarter of 2024 was $194 million, a decrease of 6% compared to Net Income of $206 million in the prior-year first quarter. Adjusted EBITDA for the first quarter was $568 million, or 24.3% of revenue, an increase of 13%, compared to Adjusted EBITDA of $503 million, or 22.4% of revenue, in the prior-year first quarter. The U.S. GAAP tax rate for the first quarter was 19.9%, and the adjusted income tax rate for the first quarter used in calculating adjusted diluted earnings per share was 22.4%.

Cash Flow and Capital Allocation

Cash flows from operating activities were $24 million for the quarter ended March 31, 2024, compared to $134 million for the prior year. Free cash flow for the quarters ended March 31, 2024 and 2023 was $(9) million and $92 million, respectively, a decrease of $101 million, primarily driven by increased cash outflows related to transformation and discretionary compensation payments, partially offset by higher inflows from collections. During the quarter ended March 31, 2024, the Company repurchased $101 million of WTW outstanding shares.

First Quarter 2024 Segment Highlights

Health, Wealth & Career ("HWC")

As reported, USD millions, except %

Health, Wealth & Career	Q1-24	Q1-23	Y/Y Change
Total Revenue	$1,336	$1,287	Reported 4% | CC 3% | Organic 4%
Operating Income	$336	$309	9%
Operating Margin %	25.1%	24.0%	110 bps

The HWC segment had revenue of $1.34 billion in the first quarter of 2024, an increase of 4% (an increase of 3% constant currency and 4% organic) from $1.29 billion in the prior year. Organic revenue growth in Health was driven by the continued expansion of our Global Benefits Management client portfolio in International and Europe. Our Wealth businesses generated organic revenue growth from higher levels of Retirement work in North America and Europe. Career had organic revenue growth from increased project work in Employee Experience and Work & Rewards. Organic growth in Benefits Delivery & Outsourcing was driven by higher volumes and placements of Medicare Advantage and life policies in Individual Marketplace.

Operating margins in the HWC segment increased 110 basis points from the prior-year first quarter to 25.1%, primarily from Transformation savings.

Risk & Broking ("R&B")

As reported, USD millions, except %

Risk & Broking	Q1-24	Q1-23	Y/Y Change
Total Revenue	$978	$904	Reported 8% | CC 8% | Organic 8%
Operating Income	$203	$180	13%
Operating Margin %	20.8%	19.9%	90 bps

The R&B segment had revenue of $978 million in the first quarter of 2024, an increase of 8% (8% increase constant currency and organic) from $904 million in the prior year. Corporate Risk & Broking (CRB) had organic revenue growth primarily driven by strong client retention across all geographies and higher levels of new business activity. Insurance Consulting and Technology (ICT) had flat organic revenue growth for the quarter primarily due to the timing of consulting and technology revenue between quarters.

Operating margins in the R&B segment increased 90 basis points from the prior-year first quarter to 20.8%, due to interest income, Transformation savings and revenue growth in CRB, partially offset by the impact of book-of-business activity, foreign exchange and ICT's flat revenue growth.

Outlook

Based on current and anticipated market conditions, the Company's full-year targets for 2024, consistent with those targets that have been previously provided, are as follows. Refer to the Supplemental Slides for additional detail.

  Expect to deliver revenue of $9.9 billion or greater and mid-single digit organic revenue growth for the full year 2024
  Expect to deliver adjusted operating margin of 22.5% - 23.5% for the full year 2024
  Expect to deliver adjusted diluted earnings per share of $15.40 - $17.00 for the full year 2024
  Expect approximately $88 million in non-cash pension income for the full year 2024
  Expect a foreign currency headwind on adjusted earnings per share of approximately $0.05 for the full year 2024 at today’s rates
  Expect to deliver approximately $425 million of cumulative run-rate savings from the Transformation program by the end of 2024 with total program costs of $1.125 billion.

Outlook includes Non-GAAP financial measures. We do not reconcile forward-looking Non-GAAP measures for reasons explained below.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the first quarter 2024. It will be held on Thursday, April 25, 2024, beginning at 9:00 a.m. Eastern Time. A live broadcast of the conference call will be available on WTW’s website here. The conference call will include a question-and-answer session. To participate in the question-and-answer session, please register here. An online replay will be available at www.wtwco.com shortly after the call concludes.

About WTW

At WTW (NASDAQ: WTW), we provide data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our colleagues serving 140 countries and markets, we help organizations sharpen their strategy, enhance organizational resilience, motivate their workforce and maximize performance. Working shoulder to shoulder with our clients, we uncover opportunities for sustainable success—and provide perspective that moves you. Learn more at www.wtwco.com.

WTW Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that WTW’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate, (9) Free Cash Flow and (10) Free Cash Flow Margin.

We believe that those measures are relevant and provide pertinent information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within the measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they may be part of our full-year results. Additionally, we have historically adjusted for certain items which are not described below, but for which we may adjust in a future period when applicable. Items applicable to the quarter or full year results, or the comparable periods, include the following:

  Restructuring costs and transaction and transformation – Management believes it is appropriate to adjust for restructuring costs and transaction and transformation when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.
  Gains and losses on disposals of operations – Adjustment to remove the gains or losses resulting from disposed operations that have not been classified as discontinued operations.
  Tax effect of internal reorganizations – Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

We consider Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what our comparable operating and liquidity results would have been had we not incurred transaction-related and non-recurring items. Reconciliations of these measures are included in the accompanying tables with the following exception: The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Our non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these transaction-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from operations adjusted for amortization, restructuring costs, transaction and transformation and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income adjusted for provision for income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income Attributable to WTW adjusted for amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of ordinary shares, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations.

Free Cash Flow Margin – Free Cash Flow as a percentage of revenue, which represents how much of revenue would be realized on a cash basis. We consider this measure to be a meaningful metric for tracking cash conversion on a year-over-year basis due to the non-cash nature of our pension income, which is included in our GAAP and Non-GAAP earnings metrics presented herein.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

WTW Forward-Looking Statements

This document contains ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, that address activities, events, or developments that we expect or anticipate may occur in the future, including such things as our outlook, the potential impact of natural or man-made disasters like health pandemics and other world health crises; future capital expenditures; ongoing working capital efforts; future share repurchases; financial results (including our revenue, costs, or margins) and the impact of changes to tax laws on our financial results; existing and evolving business strategies and acquisitions and dispositions, including our completed sale of Willis Re to Arthur J. Gallagher & Co. (‘Gallagher’) and transitional arrangements related thereto; demand for our services and competitive strengths; strategic goals; the benefits of new initiatives; growth of our business and operations; the sustained health of our product, service, transaction, client, and talent assessment and management pipelines; our ability to successfully manage ongoing leadership, organizational and technology changes, including investments in improving systems and processes, and in connection with our acquisition and divestiture activities; our ability to implement and realize anticipated benefits of any cost-savings initiatives including the multi-year operational Transformation program;our recognition of future impairment charges;and plans and references to future successes, including our future financial and operating results, short-term and long-term financial goals, plans, objectives, expectations and intentions are forward-looking statements including with respect to free cash flow generation, adjusted net revenue, adjusted operating margin, and adjusted earnings per share. Also, when we use words such as ‘may’, ‘will’, ‘would’, ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘continues’, ‘seek’, ‘target’, ‘goal’, ‘focus’, ‘probably’, or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following: our ability to successfully establish, execute and achieve our global business strategy as it evolves; our ability to fully realize anticipated benefits of our growth strategy, including inorganic growth through acquisitions; our ability to achieve our short-term and long-term financial goals, such as with respect to our cash flow generation, and the timing with respect to such achievement; the risks related to changes in general economic conditions, business and political conditions, including changes in the financial markets, inflation, credit availability, increased interest rates and changes in trade policies; the risks to our short-term and long-term financial goals from any of the risks or uncertainties set forth herein; the risks relating to the adverse impacts of macroeconomic trends, including inflation, changes in interest rates and trade policies, as well as political events, trade and other international disputes, war, such as the Russia-Ukraine and Israel-Hamas wars, and other international disputes, terrorism, natural disasters, public health issues and other business interruptions on the global economy and capital markets, which could have a material adverse effect on our business, financial condition, results of operations, and long-term goals; our ability to successfully hedge against fluctuations in foreign currency rates; the risks relating to the adverse impacts of natural or man-made disasters like health pandemics and other world health crises, on the demand for our products and services, our cash flows and our business operations; material interruptions to or loss of our information processing capabilities, or failure to effectively maintain and upgrade our information technology resources and systems and related risks of cybersecurity breaches or incidents; our ability to comply with complex and evolving regulations related to data privacy, cybersecurity, and artificial intelligence; the risks relating to the transitional arrangements in effect subsequent to our now-completed sale of Willis Re to Gallagher; significant competition that we face and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals and non-recurring revenue increases from disposals and book-of-business sales; the insufficiency of client data protection, potential breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk of substantial negative outcomes on existing litigation or investigation matters; changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; our ability to make divestitures or acquisitions, including our ability to integrate or manage such acquired businesses, as well as identify and successfully execute on opportunities for strategic collaboration; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; our ability to successfully manage ongoing organizational changes, including investments in improving systems and processes, and in connection with our acquisition and divestiture activities; disasters or business continuity problems; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; the ongoing impact of Brexit on our business and operations; our ability to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party service providers and suppliers; risks relating to changes in our management structures and in senior leadership; the loss of key employees or a large number of employees and rehiring rates; our ability to maintain our corporate culture; doing business internationally, including the impact of foreign currency exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations (such as sanctions imposed on Russia) and related counter-sanctions; our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences; changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare, any legislative actions from the current U.S. Congress, the recent Final Rule from the Centers for Medicare & Medicaid Services for contract year 2025, and any other changes and developments in legal, regulatory, economic, business or operational conditions impacting our Medicare benefits businesses such as TRANZACT; the inability to protect our intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in our pension assets and liabilities and related changes in pension income, including as a result of, related to, or derived from movements in the interest rate environment, investment returns, inflation, or changes in other assumptions that are used to estimate our benefit obligations and its effect on adjusted earnings per share; our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; our ability to obtain financing on favorable terms or at all; adverse changes in our credit ratings; the impact of recent or potential changes to U.S. or foreign laws, and the enactment of additional, or the revision of existing, state, federal, and/or foreign laws and regulations, recent judicial decisions and development of case law, other regulations and any policy changes and legislative actions, including those that impact our effective tax rate; U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares; changes in accounting principles, estimates or assumptions; our recognition of future impairment charges; risks relating to or arising from environmental, social and governance practices; fluctuation in revenue against our relatively fixed or higher than expected expenses; the risk that investment levels, including cash spending, to achieve additional transformation savings increase; the laws of Ireland being different from the laws of the U.S. and potentially affording less protections to the holders of our securities; and our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information, please see Part I, Item 1A in our Annual Report on Form 10-K, and our subsequent filings with the SEC. Copies are available online at www.sec.gov or www.wtwco.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made, and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Contact

INVESTORS
Claudia De La Hoz | Claudia.Delahoz@wtwco.com

WTW Supplemental Segment Information (In millions of U.S. dollars) (Unaudited)
REVENUE
				Components of Revenue Change(i)
				Less:		Less:
	Three Months Ended March 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2024	2023	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career
Revenue excluding interest income	$1,327	$1,282	4%	0%	3%	(1)%	4%
Interest income	9	5
Total	1,336	1,287	4%	0%	3%	(1)%	4%

Risk & Broking
Revenue excluding interest income	$950	$892	7%	0%	6%	0%	6%
Interest income	28	12
Total	978	904	8%	0%	8%	0%	8%

Segment Revenue	$2,314	$2,191	6%	0%	5%	0%	5%
Reimbursable expenses and other	21	38
Interest income	6	15
Revenue	$2,341	$2,244	4%	0%	4%	(1)%	5%(ii)

(i)	Components of revenue change may not add due to rounding.
(ii)	Interest income contributed 1% to organic change for total revenue for the three months ended March 31, 2024. Organic change for total revenue excluding this contribution was 4% for the three months ended March 31, 2024.

BOOK-OF-BUSINESS SETTLEMENTS AND INTEREST INCOME

	Three Months Ended March 31,
	HWC		R&B		Corporate		Total
	2024	2023	2024	2023	2024	2023	2024	2023
Book-of-business settlements	$—	$—	$2	$7	$—	$—	$2	$7
Interest income	9	5	28	12	6	15	43	32
Total	$9	$5	$30	$19	$6	$15	$45	$39

SEGMENT OPERATING INCOME (i)

	Three Months Ended March 31,
	2024	2023

Health, Wealth & Career	$336	$309
Risk & Broking	203	180
Segment Operating Income	$539	$489

(i)	Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, transaction and transformation expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended March 31,
	2024	2023
Health, Wealth & Career	25.1%	24.0%
Risk & Broking	20.8%	19.9%

RECONCILIATION OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended March 31,
	2024	2023

Segment Operating Income	$539	$489
Amortization	(60)	(71)
Restructuring costs	(18)	(3)
Transaction and transformation(i)	(125)	(59)
Unallocated, net(ii)	(56)	(71)
Income from Operations	280	285
Interest expense	(64)	(54)
Other income, net	26	25
Income from continuing operations before income taxes	$242	$256

(i)	In 2024 and 2023, in addition to legal fees and other transaction costs, includes primarily consulting fees and compensation costs related to the Transformation program.
(ii)	Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WTW Reconciliations of Non-GAAP Measures (In millions of U.S. dollars, except per share data) (Unaudited)
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WTW TO ADJUSTED DILUTED EARNINGS PER SHARE
	Three Months Ended March 31,
	2024	2023

Net Income attributable to WTW	$190	$203
Adjusted for certain items:
Amortization	60	71
Restructuring costs	18	3
Transaction and transformation	125	59
Tax effect on certain items listed above(i)	(52)	(34)
Tax effect of internal reorganizations	—	4
Adjusted Net Income	$341	$306

Weighted-average ordinary shares, diluted	104	108

Diluted Earnings Per Share	$1.83	$1.88
Adjusted for certain items:(ii)
Amortization	0.58	0.66
Restructuring costs	0.17	0.03
Transaction and transformation	1.21	0.55
Tax effect on certain items listed above(i)	(0.50)	(0.32)
Tax effect of internal reorganizations	—	0.04
Adjusted Diluted Earnings Per Share(ii)	$3.29	$2.84

(i)	The tax effect was calculated using an effective tax rate for each item.
(ii)	Per share values and totals may differ due to rounding.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2024		2023

Net Income	$194	8.3%	$206	9.2%
Provision for income taxes	48		50
Interest expense	64		54
Depreciation	59		60
Amortization	60		71
Restructuring costs	18		3
Transaction and transformation	125		59
Adjusted EBITDA and Adjusted EBITDA Margin	$568	24.3%	$503	22.4%

RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended March 31,
	2024		2023

Income from operations and Operating margin	$280	12.0%	$285	12.7%
Adjusted for certain items:
Amortization	60		71
Restructuring costs	18		3
Transaction and transformation	125		59
Adjusted operating income and Adjusted operating income margin	$483	20.6%	$418	18.6%

RECONCILIATION OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended March 31,
	2024	2023

Income from operations before income taxes	$242	$256

Adjusted for certain items:
Amortization	60	71
Restructuring costs	18	3
Transaction and transformation	125	59
Adjusted income before taxes	$445	$389

Provision for income taxes	$48	$50
Tax effect on certain items listed above(i)	52	34
Tax effect of internal reorganizations	—	(4)
Adjusted income taxes	$100	$80

U.S. GAAP tax rate	19.9%	19.5%
Adjusted income tax rate	22.4%	20.5%

(i)	The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,
	2024	2023

Cash flows from operating activities	$24	$134
Less: Additions to fixed assets and software for internal use	(33)	(42)
Free Cash Flow	$(9)	$92

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Statements of Income (In millions of U.S. dollars, except per share data) (Unaudited)
	Three Months Ended March 31,
	2024	2023
Revenue	$2,341	$2,244

Costs of providing services
Salaries and benefits	1,342	1,313
Other operating expenses	457	453
Depreciation	59	60
Amortization	60	71
Restructuring costs	18	3
Transaction and transformation	125	59
Total costs of providing services	2,061	1,959

Income from operations	280	285

Interest expense	(64)	(54)
Other income, net	26	25

INCOME FROM OPERATIONS BEFORE INCOME TAXES	242	256

Provision for income taxes	(48)	(50)

NET INCOME	194	206

Income attributable to non-controlling interests	(4)	(3)

NET INCOME ATTRIBUTABLE TO WTW	$190	$203

EARNINGS PER SHARE
CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES	$1.84	$1.89
Diluted earnings per share	$1.83	$1.88

Weighted-average ordinary shares, basic	103	107
Weighted-average ordinary shares, diluted	104	108

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Balance Sheets (In millions of U.S. dollars, except share data) (Unaudited)
	March 31,	December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$1,893	$1,424
Fiduciary assets	9,940	9,073
Accounts receivable, net	2,430	2,572
Prepaid and other current assets	379	364
Total current assets	14,642	13,433
Fixed assets, net	703	720
Goodwill	10,186	10,195
Other intangible assets, net	1,960	2,016
Right-of-use assets	542	565
Pension benefits assets	598	588
Other non-current assets	1,606	1,573
Total non-current assets	15,595	15,657
TOTAL ASSETS	$30,237	$29,090
LIABILITIES AND EQUITY
Fiduciary liabilities	$9,940	$9,073
Deferred revenue and accrued expenses	1,638	2,104
Current debt	650	650
Current lease liabilities	123	125
Other current liabilities	767	678
Total current liabilities	13,118	12,630
Long-term debt	5,307	4,567
Liability for pension benefits	526	563
Deferred tax liabilities	550	542
Provision for liabilities	377	365
Long-term lease liabilities	570	592
Other non-current liabilities	221	238
Total non-current liabilities	7,551	6,867
CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES	20,669	19,497
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	10,930	10,910
Retained earnings	1,464	1,466
Accumulated other comprehensive loss, net of tax	(2,905)	(2,856)
Total WTW shareholders' equity	9,489	9,520
Non-controlling interests	79	73
Total Equity	9,568	9,593
TOTAL LIABILITIES AND EQUITY	$30,237	$29,090

____________________

(i)	Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 102,213,184 (2024) and 102,538,072 (2023); Outstanding 102,213,184 (2024) and 102,538,072 (2023) and (b) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2024 and 2023.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Statements of Cash Flows (In millions of U.S. dollars) (Unaudited)
	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$194	$206
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	59	60
Amortization	60	71
Non-cash restructuring charges	11	2
Non-cash lease expense	27	27
Net periodic benefit of defined benefit pension plans	(4)	(8)
Provision for doubtful receivables from clients	8	7
Benefit from deferred income taxes	(9)	(15)
Share-based compensation	24	26
Non-cash foreign exchange (gain)/loss	(1)	11
Other, net	8	10
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	113	129
Other assets	(53)	11
Other liabilities	(426)	(411)
Provisions	13	8
Net cash from operating activities	24	134

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(33)	(42)
Capitalized software costs	(27)	(19)
Acquisitions of operations, net of cash acquired	(15)	(4)
Sale of investments	1	4
Net cash used in investing activities	(74)	(61)

CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES
Senior notes issued	746	—
Debt issuance costs	(7)	—
Repayments of debt	(1)	(1)
Repurchase of shares	(101)	(104)
Net proceeds/(payments) from fiduciary funds held for clients	1,011	(250)
Payments of deferred and contingent consideration related to acquisitions	—	(6)
Cash paid for employee taxes on withholding shares	(5)	(5)
Dividends paid	(86)	(87)
Acquisitions of and dividends paid to non-controlling interests	(1)	—
Net cash from/(used in) financing activities	1,556	(453)

INCREASE/(DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,506	(380)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(47)	21
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD(i)	3,792	4,721
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD(i)	$5,251	$4,362

____________________

(i)	The amounts of cash, cash equivalents and restricted cash, their respective classification on the condensed consolidated balance sheets, as well as their respective portions of the increase or decrease in cash, cash equivalents and restricted cash for each of the periods presented have been included in the Supplemental Disclosures of Cash Flow Information section.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	Three Months Ended March 31,
	2024	2023

Supplemental disclosures of cash flow information:
Cash and cash equivalents	$1,893	$1,135
Fiduciary funds (included in fiduciary assets)	3,358	3,227
Total cash, cash equivalents and restricted cash	$5,251	$4,362

Increase/(decrease) in cash, cash equivalents and other restricted cash	$487	$(130)
Increase/(decrease) in fiduciary funds	1,019	(250)
Total(i)	$1,506	$(380)

(i)	Does not include the effect of exchange rate changes on cash, cash equivalents and restricted cash.